EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 File Nos. 33-98518 and 33-98516 of LSB Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated March 12, 2007 on the consolidated balance sheets of LSB Financial Corp. as of December 31, 2006 and 2005 and on the consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2006, which report is included in Form 10-K of LSB Financial Corp. for the year ended December 31, 2006.

Indianapolis, Indiana
March 27, 2007